CARTER, LEDYARD & MILBURN
                       COUNSELLORS AT LAW
                          2 WALL STREET
                    NEW YORK, NEW YORK  10005


                       September 15, 1999



The Chase Manhattan Bank, as Trustee of
FT 351
4 New York Plaza, 6th Floor
New York, New York  10004-3113

Attention:     Mr. Thomas Porazzo
               Vice President


     Re:                         FT 351

Dear Sirs:

     We are acting as special counsel with respect to New York tax matters for the unit investment trust or trusts included in FT 351 (each, a "Trust"), which will be established under a certain Standard Terms and Conditions of Trust dated November 20, 1991, and a related Trust Agreement dated as of today (collectively, the "Indenture") among Nike Securities L.P., as
Depositor (the "Depositor"), First Trust Advisors L.P., as Evaluator, First Trust Advisors L.P., as Portfolio Supervisor, and The Chase Manhattan Bank as Trustee (the "Trustee"). Pursuant to the terms of the Indenture, units of fractional undivided interest in the Trust (the "Units") will be issued in the aggregate number set forth in the Indenture.

     We have examined and are familiar with originals or certified copies, or copies otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate for the purpose of this opinion. In giving this opinion, we have relied upon the two opinions, each dated today and addressed to the Trustee, of Chapman and Cutler, counsel for the Depositor, with respect to the matters of law set forth therein.

     Based upon the foregoing, we are of the opinion that:

     1. The Trust will not constitute an association taxable as a corporation under New York law, and accordingly will not be subject to the New York State franchise tax or the New York City general corporation tax.

     2.    Under the income tax laws of the State and City of New
York, the income of the Trust will be considered the income of the holders of the Units.

     We consent to the filing of this opinion as an exhibit to the Registration Statement (No. 333-84989) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Units and to the references to our name in such Registration Statement and the preliminary prospectus included therein.

                                    Very truly yours,



                                    CARTER, LEDYARD & MILBURN